Exhibit 14.1

Approved by Exelon Board of Directors: Effective March 12, 2012

EXELON CORPORATION

CODE OF BUSINESS CONDUCT

Approved by Exelon Board of Directors: Effective March 12, 2012

MESSAGE FROM THE CEO

In order to fulfill the promise and expectations for our new company, we must commit ourselves not only to safety, accountability, and continuous improvement, but to the highest ethical standards.

The business prospects of our Company are excellent, and the foundation that we build on is very strong. That foundation comes from the people of Exelon and from the service that we provide to our customers, communities and employees. We are regarded as honest and caring, but disciplined, business people who provide essential services to major urban populations. We can be successful only if we employ an engaged workforce that best serves our diverse communities. And to meet the high standards set by our Company, we must conduct our operations safely and be leaders in developing solutions to our industry’s environmental challenges.

Because our business involves services that are critical to our customers in their every day lives and necessary for businesses to operate productively, our operations are closely reviewed by government officials at the local, county, state and national level. Likewise, individuals and institutions have invested billions of dollars in our business with the expectation that we will honestly and effectively use this capital to profitably operate our Company and increase shareholder value.

We will be successful only if we operate our Company, employ our people and finance our business in accordance with the highest ethical standards and with the law. We will destroy shareholder value if we do not. Our Exelon Code of Business Conduct outlines what is expected of all of us to meet our important obligations, and gives us resources to understand these requirements and live up to them.

Please read this Code carefully, and ask your supervisor or the Ethics and Compliance Office if you have any questions. Our Company’s success depends on each of us living up to these standards. I commit to you that I will do so. I expect no less from each and every one of you.

Christopher M. Crane

Approved by Exelon Board of Directors: Effective March 12, 2012

Approved by Exelon Board of Directors: Effective March 12, 2012

Corporate Opportunities	20
Outside Activity	20

PROTECTING COMPANY ASSETS	21
Company Assets Generally	21
Intellectual Property	22
Copyrights and Licenses	22
Confidential Information	22
Records and Information Management	23
Computer and Electronic Information Security	24
Internal Controls	25

GOVERNMENT RELATIONS	26
Government Business	26
Political Contributions and Lobbying	27
Personal Contributions	27
Lobbying	28
Corporate Contributions and Other Political Activity	28

LEGAL AND REGULATORY COMPLIANCE	29
Senior Officers	29
Insider Trading and Stock Tipping	30
SEC Code of Professional Conduct	31
Affiliate Non-Discrimination	31
Energy Trading Rules	32
Antitrust and Unfair Competition	33
Foreign Corrupt Practices	33
Sales and Marketing Competitive Practices	33

CONCLUSION	34

Approved by Exelon Board of Directors: Effective March 12, 2012

INTRODUCTION

Using This Guide

The success of Exelon Corporation, including its subsidiaries (“Exelon” or the “Company”), depends on all of us conducting our activities in accordance with the highest ethical standards and applicable law. Exelon’s Code of Business Conduct (“Code”) reflects our core value of integrity and sets out our required behavioral standards. The Code may, in some instances, set performance levels or expectations that are more stringent than required by law. They are nonetheless required. Exelon recognizes that such enhanced performance fosters compliance with law and provides a platform for our Company to be successful in the eyes of our customers, employees and investors.

The Code does not describe all situations where questions of ethics may arise. That would be virtually impossible to do. It enables you to identify situations that may raise ethical and legal issues, and is designed to help you learn what to do whenever you have a question or concern about what conduct the Company expects from you. All employees are held accountable for following the Code, and it is important that you take the time to read it from cover to cover.

To assist with your understanding, described below is the purpose of each section of the Code.

1.	The message from the CEO explains the importance of Exelon’s commitment to the Company’s core value of integrity.

2.	The Introduction explains the accountability that all employees have for adhering to the Code, complying with the Company’s policies, raising concerns about possible violations of law or policy, and for the Company’s zero tolerance for retaliation.

3.	Exelon’s ethical and legal business standards follow the Introduction. For each standard there is an “Overview,” which generally describes the standard, and the “Main Obligations” which are the core requirements under each standard. In some cases, there are also examples of “Things to Watch Out For,” which are circumstances that should alert you to a potential ethical or legal issue.

4.	For each standard, there are Exelon policies that provide additional detail. The complete and latest text of related Exelon policies and procedures are found on the Exelon intranet. You should read the policies and talk to your manager to understand how the ethics standards and supporting Company policies and procedures apply to your job.

5.	Exelon’s Ethics Principles, stated below, are the framework from which the behavioral standards described in the Code are developed. They are your guideposts for understanding what acting with integrity looks like; in other words, how the Company expects that each employee will, at all times, conduct the Company’s business.

Approved by Exelon Board of Directors: Effective March 12, 2012

Exelon’s Ethics Principles

•	Obey applicable laws and regulations governing our business conduct.

•	Act with honesty, consideration for others, respect for professional obligations, and in a manner that protects the reputation of Exelon and its employees.

•	Foster an atmosphere in which fair employment practices extend to every member of the diverse and inclusive Exelon community.

•	Strive to create a safe workplace and to protect the environment.

•	Avoid all conflicts of interest between work and personal affairs.

•	Through leadership at all levels, sustain a culture where ethical conduct and personal integrity are recognized, valued and exemplified by all employees.

Who Must Follow the Exelon Code of Business Conduct

Exelon directors, officers and employees

The Code applies to all directors, officers, and employees of the Company.

Subsidiaries

An Exelon subsidiary may supplement this Code, as necessary, with its own procedures.

Third parties

All Exelon businesses must ensure that others representing Exelon – such as consultants, agents, sales representatives, distributors, vendors, suppliers and independent contractors – agree to follow applicable Exelon ethical and legal standards, either through contractual provisions or certification.

Supervisors and employees must:

•	Identify those persons and companies outside Exelon whose activities on behalf of Exelon may involve issues covered by the Code.

•	Require those persons and companies to agree to comply with relevant aspects of the Code.

•	Provide those persons and companies with appropriate education on the requirements imposed.

•	Take necessary action, up to and including terminating a contract with anyone representing Exelon, if the person fails to honor his or her agreement to abide by the Code.

Approved by Exelon Board of Directors: Effective March 12, 2012

Other Codes of Conduct

Since we operate in a heavily regulated industry, there may be other codes of conduct that apply to specific aspects of our business, for example the Federal Energy Regulatory Commission (“FERC”) Standards of Conduct. Please note that all references to the Code in this document, unless otherwise stated, mean this Code of Business Conduct, which applies to Exelon and its subsidiaries.

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REPORTING ETHICS AND COMPLIANCE ISSUES

Reporting and Investigating Potential Violations

Exelon’s success in achieving legal and ethical compliance depends on each employee not only conducting his or her responsibilities in accordance with the law and the Code, but also by reporting matters that raise compliance or ethics issues.

Employees have a personal and professional responsibility to report promptly and in good faith any activity that potentially violates the Code or any other laws, rules or regulations, by using one of the resources described in this section. Employees who knowingly submit false reports, or who fail or delay in required reporting, will be subject to disciplinary action. If an employee self-reports wrongdoing, it will be a factor considered by management in connection with any corrective action imposed for a violation of the law or the Code.

Employees must report any requests received to manipulate accounts, books and records or financial reports, and any suspected misconduct regarding accounting, internal controls or auditing matters to the Ethics Office, Audit and Controls, or the Legal Department.

All reports alleging violations of the law or the Code will be treated confidentially to the extent possible under the circumstances. A prompt, thorough and independent investigation will be conducted of reported concerns. Employees are required to cooperate in any investigation of a compliance or ethics concern. Reported concerns regarding accounting, internal accounting controls or auditing matters will be reported to the Audit Committee of Exelon’s Board of Directors.

If an investigation discloses the need for corrective action, Exelon will implement appropriate corrective action to prevent recurrence.

Seeking Ethics Advice and Reporting Violations

Approved by Exelon Board of Directors: Effective March 12, 2012

Because compliance and high standards of ethical behavior are important to the Company, employees must have access to additional guidance from a knowledgeable person when circumstances require. Exelon is committed to providing employees with the resources necessary to help them understand the Code, resolve compliance and ethics questions and report any compliance or ethics concerns. In this regard, Exelon employees have several options.

Managers and supervisors are an initial source of guidance for employees and an appropriate channel for questions or reporting compliance or ethics concerns. Each employee is encouraged to contact his or her manager or supervisor to discuss issues of interpretation or to report concerns with respect to compliance with the law or the Code.

Ethics and Compliance Office

The Ethics and Compliance Office is another avenue for seeking guidance on Code interpretation or reporting concerns. The office reports to the Corporate Secretary and its staff includes personnel accountable for administering the ethics and compliance program. The Ethics and Compliance staff can be reached by phone, e-mail, regular mail, or in person. Contacts can be made anonymously. All contacts will be treated confidentially to the fullest extent possible. Reports to the Ethics and Compliance Office will be handled promptly, thoroughly, fairly, and discreetly.

Other avenues for guidance and reporting concerns in their respective areas are: Human Resources, Legal, Corporate Security, the Employee Concerns Program, and Internal Audit.

Exelon employees may also contact the Exelon Help Line at 1-800-23-ETHIC (1-800-233-8442), which is further described below.

Ethics and Compliance Help Line/Compliance Reporting Website

If employees are uncomfortable talking to someone at their location or elsewhere at the Company regarding Code guidance or a concern, they may call the Exelon Help Line at 1-800-23-ETHIC (1-800-233-8442). The Help Line is dedicated solely to answering questions concerning the Code and for reporting compliance or ethics concerns related to suspected violations of the law or the Code. Caller ID is not used and no attempt is made to identify the caller. Anonymous callers who wish to follow up on their call will be assigned a confidential case number and will be advised if additional information is required before an effective investigation can occur.

All calls to the Help Line are answered by an independent third-party contractor that maintains the service. The service is multilingual and is available 24 hours a day, seven days a week, 365 days a year. Once the call is complete, a report of the call is forwarded to the Ethics and Compliance Office for review and appropriate follow-up action, as described under the heading “Reporting and Investigating Potential

Approved by Exelon Board of Directors: Effective March 12, 2012

Violations.”

The vendor managing the Help Line may monitor calls for quality assurance purposes. Any quality assurance recordings will not be made available to the Company. The Help Line vendor will have information available to employees about their specific issue or concern, but will not provide confidential information about the investigation to any employee. The Help Line will coordinate all communications with employees with Exelon’s Ethics and Compliance Office.

Employees may also access the Report an Ethics Concern web link to request a Code interpretation or report a concern. The Report an Ethics Concern link can be accessed through the Exelon intranet website by selecting the link “Report an Ethics Concern” or by entering: www.compliance-helpline.com.

The Help Line and the Report an Ethics Concern web link are valuable resources and are made available to employees to request advice or report compliance or ethics concerns related to the Code. Employees are encouraged to use them.

Retaliation is Prohibited

Any individual may in good faith report a concern regarding the conduct of another person or cooperate in any investigation regarding a suspected violation of the law or the Code without fear of reprisal, harassment, discrimination or retaliation of any kind. Any form of reprisal against an individual because the individual raised a matter of conduct or cooperated in an investigation is contrary to our culture and values, and it will not be tolerated. A person who engages in any act of retaliation will be disciplined, up to and including termination.

Ethical Decision Making

One of the primary goals of the Code is to enable employees to make ethical business decisions. The Code establishes a set of common expectations for behavior in areas that are vital to the Company’s reputation and that pose ethical or legal concerns.

Employees may find it helpful to ask the following questions before taking action in specific situations:

•	Is my action honest in every respect?

•	Will my action comply with the intent and purpose of the Code?

•	Does it conform to Exelon’s policies and procedures?

•	Could I defend my action in front of supervisors, fellow employees, the general public and my family?

•	Do I feel comfortable taking the action?

•	Do I have all the information I need to make a good decision?

•	Would I mind my action being reported in the newspapers?

Approved by Exelon Board of Directors: Effective March 12, 2012

•	Is this action legal?

•	If I am not sure, have I sought advice?

In judging the appropriateness of any action, employees should be able to answer yes to each of these questions. If you are still unsure or uncomfortable with your course of action, please seek assistance.

The Company relies on the personal judgment and thoughtful behavior of each employee in conducting Company business. Ultimately, employees are personally accountable for their decisions and should discuss ethical questions with a supervisor, manager, or any of the other resources identified in this Code, or call the Help Line at 1-800-23-ETHIC (1-800-233-8442). Employees who feel uncomfortable discussing ethical questions with a supervisor or manager are encouraged to contact the Ethics and Compliance Office or call the Help Line at 1-800-23-ETHIC (1-800-233-8442).

Accountability

Each employee is accountable for understanding and complying with the Code, and for reporting potential Code violations that are occurring or have occurred. Compliance with the Code is a condition of employment. Managers have the additional accountability of creating an environment that encourages ethical conduct and a commitment to compliance with the law.

Additional Leadership Responsibilities

Managers, in collaboration with the Ethics and Compliance Office, are accountable for the following:

•	Knowing and communicating the laws and regulations that affect their respective areas of operation;

•	Assessing the potential for unethical or illegal conduct in their respective areas of operation and taking action to mitigate it;

•

Supporting a system for reporting concerns about ethics and unsafe conduct that protects employee confidentiality and anonymity to the fullest extent possible and ensures there is no retaliation against any employee for reporting a concern in good faith;

•	Monitoring and documenting compliance with the Corporate Compliance Program; and

•	Consistently administering disciplinary action regarding ethical misconduct and violations of the Code.

Each of us is accountable for following the law, complying with Exelon and business unit policies and procedures, and striving to live up to our own values as well as those of Exelon.

Approved by Exelon Board of Directors: Effective March 12, 2012

Committing an illegal or unethical act as an Exelon employee, agent, or supplier is never justified.

Each employee must conduct his or her business for the Company in accordance with this Code. All of our stakeholders, including employees, customers, regulators, investors and suppliers, expect it, and our success depends on it.

Waivers

A waiver of any provision of the Code will be made only in exceptional circumstances for substantial cause. Requests for waivers must be submitted to the Corporate General Counsel, or his or her designee, for review and resolution. Any request for a waiver by any Director or Executive Officer must be submitted to the Board of Directors or a Board Committee. All waivers will be reported to the Exelon Ethics and Compliance Steering Committee. In addition, any waiver of a provision in the Code for any Director or Executive Officer will be disclosed to shareholders.

Certification of Compliance

Directors and non-represented employees must complete a certification of compliance questionnaire each year. A completed certification questionnaire is a condition of employment for all non-represented employees. Directors will certify compliance with the Code in connection with the completion of their annual questionnaire.

The certification questionnaire is administered on a confidential basis by the Ethics and Compliance Office. Exceptions that identify suspected violations of the law or this Code will be managed in accordance with the provisions stated above in “Reporting and Investigating Violations.”

Violations and Penalties

Exelon considers this Code to be of the utmost importance. Accordingly, it will be appropriately enforced at all levels. Violations of this Code will not be tolerated.

Discipline may be taken against any employee who:

•	Authorizes or participates in actions that violate the law or this Code;

•	Fails to report, or delays in reporting, a Code violation that is occurring or has occurred;

•	Fails to cooperate with an investigation or intentionally conceals information or otherwise intentionally obstructs an investigation concerning a suspected violation of the law or the Code;

•	Retaliates or discriminates in any way against anyone who in good faith reports a suspected violation of the law or the Code by another person;

•	Retaliates or discriminates in any way against anyone who cooperates in any investigation of any such suspected violation; or

Approved by Exelon Board of Directors: Effective March 12, 2012

•	Fails to complete or falsely completes a certification of compliance questionnaire.

Discipline may include, but is not limited to, a reprimand, performance improvement plans, temporary suspension, demotion, financial sanction, reimbursement for Exelon’s losses or damages, and termination of employment. The Company may refer matters involving wrongdoing under the Code to law enforcement for criminal prosecution.

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CORPORATE CITIZENSHIP AND THE EXELON COMMUNITY

Fair Treatment, Diversity and Inclusion

It is Exelon’s policy to provide equal employment opportunity and fair treatment for everyone. Whenever and wherever individuals engage in activities on behalf of the Company, they have a right to be free from prohibited discrimination. We will also actively seek to build an inclusive workforce. Our diverse employees are a competitive advantage, enabling us to make more informed business decisions and to better serve our diverse customer base. We are also committed to diversity and inclusion in regard to our suppliers. Embracing diversity and inclusion is simply the right thing to do.

Main Obligations

•

Judge each individual based on qualifications, demonstrated skills and achievements, without regard to race, color, gender, national origin, sex, age, religion, disability, sexual orientation, gender identity or expression, marital status, veteran status or other classifications protected by law

•	Consider qualified diverse and inclusive candidates in hiring, promotion and other employment decisions

•	Fully support the Company’s efforts to foster a diverse and inclusive workplace that is free from discrimination

•	Promote an environment of inclusion and diverse ideas where communication is open, direct, honest, and respectful

•	Listen and speak with the goal of understanding the value that we each bring, and disagree respectfully, treating each other with dignity

•	Encourage free and open discussion and honestly communicate plans, expectations and results

Harassment

Approved by Exelon Board of Directors: Effective March 12, 2012

Exelon has zero tolerance for harassment and discrimination, including sexual harassment or discrimination based on race, color, religion, sex, age, marital status, disability, sexual orientation, gender identity or expression, veteran status, national origin or other bases protected by applicable law, rule or regulation. All personnel must treat their colleagues with respect, fairness and dignity. Exelon personnel at every level have the right to work in an atmosphere that is free from harassment or such discriminatory behavior.

If you feel that you have witnessed discrimination or harassment, you must report it immediately to your supervisor, manager, director, vice president, Human Resources professional, the Legal Department, or the Ethics Office. Complaints of discrimination or harassment will be investigated promptly, thoroughly, and, to the extent possible, confidentially. Exelon does not tolerate any form of retaliation against employees who raise such concerns in good faith.

Main Obligations

•

Speak up when a co-worker’s conduct makes you or others uncomfortable, and promptly report perceived harassment, when it occurs, to the supervisor, department lead, Human Resources professional, Legal department, or the Ethics and Compliance Office

•	Avoid making or tolerating comments, insults, jokes, or slurs with sexual, racial or ethnic innuendo

•	Avoid displaying pictures, cartoons or posters that relate to any protected characteristic

•	Provide a work environment free of unwelcome sexual advances, requests for sexual favors, and other unwelcome verbal or physical conduct of a sexual nature

•	If you are a supervisor, take reasonable steps to prevent and detect harassment and respond promptly when an employee reports alleged harassment

Drugs and Alcohol

Exelon is committed to maintaining a work environment that ensures the safety, health and welfare of employees and the public. As explained in detail in our Drug and Alcohol Policy, Exelon requires a drug and alcohol free workplace. Use of controlled dangerous substances and alcohol abuse may adversely impact workplace and public safety, productivity, and may jeopardize Company Assets.

If you have problems related to alcohol or drugs, you are encouraged to seek confidential assistance from the Employee Assistance Program or other qualified professionals. Employees may contact a program representative at either 1-866-872-1666 (Exelon’s program) or 1-800-395-1616 (Constellation’s program).

Approved by Exelon Board of Directors: Effective March 12, 2012

Main Obligations

•	Do not use, possess or be under the influence of drugs or alcohol while on duty, whether or not on Company premises, or while in Company vehicles

•	Be aware of signs of other personnel being under the influence of alcohol, including slurred speech, red eyes, uneven gait or stumbling, or the odor of alcohol on the individual

•	Whether or not on duty, comply with all laws and regulations governing use or possession of alcohol and drugs

•

Be aware of signs of personnel being under the influence of drugs, including dilated pupils, smell of marijuana on the individual, inexplicable mood and behavior swings, or possession of drug paraphernalia

•

Inform the Company’s medical department or a supervisor if, for medical reasons, you are using prescription or non-prescription drugs that may impair alertness or judgment and jeopardize your safety or that of your co-workers

Workplace Violence and Weapons

Exelon is committed to providing a safe and secure working environment for all employees, contractors and customers that is free of threats, intimidation and physical harm.

Main Obligations

•	Do not engage in any violent behavior including assaults, fighting, threatening comments, stalking or any other similar behavior which endangers or threatens the safety of employees or the public

•

Be aware of behaviors displayed by other personnel that could be a precursor to violent acts, such as unusual physical contact with others, overreaction to common workplace frustrations, or comments about plans to hurt another person or persons

•

Do not possess any deadly or dangerous weapon, explosives or incapacitating devices while on duty or in Company vehicles, whether or not on Company premises, unless specifically authorized by law or prior approval is obtained from Corporate Security

If you believe workplace violence is occurring or you believe anyone may be in imminent danger, immediately call 911, or contact the Exelon Corporate Security Hotline at 1-800-550-6154, or Constellation’s Security Department at 1-800-772-2455. If you have any knowledge of any direct or implied threats or other workplace violence issues not involving imminent danger, immediately report the matter to your supervisor, Corporate Security, and/or the Ethics and Compliance Office.

Environment

Approved by Exelon Board of Directors: Effective March 12, 2012

Exelon conducts its operations in a way that preserves and protects the environment, and complies with applicable environmental laws and regulations and other relevant standards to which the Company may voluntarily subscribe. We also promote a corporate culture where competitive initiatives are consistent with environmental stewardship, demonstrating environmental leadership through full compliance, pollution prevention and continuous improvement.

Report any spills or releases to your supervisor immediately. Furthermore, if you believe that an incident has occurred, or is about to occur, involving any noncompliance with environmental laws, regulations, ordinances, permit conditions, or any other legal obligation, promptly notify your supervisor. Your supervisor will, in turn, notify the appropriate Exelon environmental personnel.

Main Obligations

•	Comply with all applicable environmental laws, regulations, and voluntary commitments, as a minimum

•

Integrate environmental risk analysis into business planning and operations – first, prevent pollution where possible, then reduce environmental impacts and implement cost-effective mitigation measures for environmental impacts that cannot be avoided

•	Utilize natural resources more efficiently to reduce environmental impacts and operating costs

•	Lead the industry in shaping public policy on strategic environmental issues

•	Partner with the communities where we operate to enhance the environment

•	Engage stakeholders and consider their environmental expectations in decision-making

•	Publicly communicate our environmental issues and performance

Safety and Health

Exelon operates all aspects of its businesses in a manner that protects the safety and health of its employees, contractors, customers and the general public. We foster a safety culture in which everyone believes that accidents and injuries are preventable and all employees understand their accountability for maintaining a safe and healthy workplace. Our work is never so urgent, nor the schedule so important, that it cannot be performed safely.

Main Obligations

•	Create a safety culture to achieve an accident and illness-free environment

•	Comply with all applicable health and safety laws and regulations, industry and internal Company standards, as a minimum

•	Integrate safety risk analysis into business planning, engineering design, and operating decisions, to develop and implement effective hazard control measures and safety performance improvement

Approved by Exelon Board of Directors: Effective March 12, 2012

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Promote the value of employee involvement in the prevention of injuries and illnesses — including every employee’s right and obligation to question, stop and correct any unsafe condition or behavior — and maintain an open and honest dialogue with our employees on health and safety issues and performance

•	Continually improve safety performance in all areas of the Company

Community Relations, Employee and Corporate Contributions

Exelon is committed to being a good corporate citizen and we support and encourage employee involvement in community activities and professional organizations, as long as that participation does not jeopardize the Company’s reputation or distract from performing job responsibilities. We are also proud to provide financial support to thousands of charitable and civic organizations in the communities where our employees live and work. However, we must ensure that all contributions of money, property and services are properly authorized and comply with all Company policies and procedures and legal and regulatory requirements. We may not bring undue pressure on others to contribute to charitable organizations and may not use Company resources to solicit support for charitable causes without appropriate prior approval.

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WORKING WITH CUSTOMERS AND SUPPLIERS

Customer Relations

Customers purchase from companies that understand – and sometimes even anticipate – their needs. We must satisfy fundamental customer needs like quality, reliability, and service in a way that is ethical and legal.

Main Obligations

•	Act in a professional, respectful and empathetic manner when listening and responding to customer inquiries and requests

•	Deal fairly with customers by being accurate, consistent and flexible when responding to customer inquiries and requests

•	Keep commitments to customers by following up through completion when resolving a customer’s inquiry or request and by working to prevent a recurrence

•	Work in a safe and responsible manner when on the property of a customer or other third party, ensuring that the individual’s property is reasonably restored

Approved by Exelon Board of Directors: Effective March 12, 2012

•	Avoid discriminating against or providing preferential treatment to any customer

•	Be mindful of the federal, state and local rules regarding relationships with affiliated companies as discussed in the section regarding Affiliate Rules

•	Accurately and appropriately represent all services in offerings or advertising, marketing and sales efforts

Procurement Standards

Third-party perception of ethical conduct is particularly critical in the case of employees involved in procurement activities, as well as other employees who are in a position to influence procurement decisions or relationships. Employees must comply with Exelon procurement policies and practices during any procurement activity including issuing requisitions, identifying potential suppliers, bidding, negotiating and contracting, awarding bids, sole source procurement, managing purchase orders and contracts and processing invoices.

Main Obligations

•

Make procurement decisions with integrity and based on criteria that will deliver the best total value to Exelon, such as quality, price, service, reliability, availability, technical excellence and delivery

•	Ensure that any sole source procurements have sufficient justification

•	Avoid frequent business entertaining with a supplier

•

Deal with all suppliers professionally, ethically, and fairly and avoid the appearance of impropriety. Specific restrictions on the exchange of gifts and entertainment are discussed in the section entitled “Conflicts of Interest.”

•	Conduct Exelon business in good faith and resolve disputes quickly and equitably, where possible

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CONFLICTS OF INTEREST

Conflicts of Interest Generally

Employees, officers and directors are expected to conduct their work in an ethical and honest manner for the benefit of Exelon, its customers, and its shareholders. When acting on Exelon’s behalf, it is paramount that we all make business decisions based on the best interests of the Company – such as the best quality, service and price or other similar competitive factors – and not on personal considerations or relationships.

Approved by Exelon Board of Directors: Effective March 12, 2012

A conflict of interest exists whenever the personal interests, activity, investment or association of an Exelon employee are inconsistent with the responsibilities of his or her employment or position. Conflicts of interest can undermine business judgment and threaten Exelon’s reputation in the business community. Even the mere perception of a conflict of interest can cause the intent of your actions to be questioned. A loss to the Company need not occur for a conflict to exist.

Main Obligations

•	Avoid any activity, interest or association that could compromise the independent exercise of your judgment in the best interests of the Company

•	Act with an understanding that even the appearance of a conflict between personal interests and those of the Company can undermine trust and therefore must also be avoided

•	Seek guidance from your manager or the Ethics and Compliance Office whenever there is a question concerning a conflict between your personal interest and the interests of the Company

•	Promptly disclose all conflicts to the Ethics and Compliance Office and in your compliance certification

Things to Watch Out For

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An employee or a member of the employee’s family receives a personal discount or other similar benefit from an Exelon supplier and the employee is in a position to influence Exelon decisions that impact the supplier

•	An employee approves the selection of a family member’s or close friend’s firm for work, even if the selection results in lower cost to Exelon

•	An employee having a material financial interest in an existing or proposed transaction to which the Company is or is likely to become a party

•	An employee having a material financial interest in property which the Company is acquiring or likely to acquire (Note: Not applicable to property acquired under the Company’s Relocation Policy)

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An employee having a material financial interest in a corporation, partnership or other entity that does business with Exelon or competes with the Company (except for insignificant stock interest in publicly held companies)

Gifts and Gratuities

To maintain unquestioned integrity in our business relationships, we must avoid being placed in an embarrassing position that might make it difficult to carry out our duties impartially. No Exelon employee, officer or director should accept a gift that might be intended to influence, or might appear to influence, a business decision.

Main Obligations

Approved by Exelon Board of Directors: Effective March 12, 2012

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Employees, including members of their immediate families, may neither offer or give to, nor request or accept from a customer or supplier or any other entity with which the Company does business, or is likely to do business, a thing of value such as cash, bonuses, fees, commissions, gifts of more than modest value, gratuities, favors, loans, private or personal discounts (“Gifts”)

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Mementos, advertising novelties and souvenirs, and promotional or logoed items of a modest value customarily associated with legitimate business relationships, or other minor gratuities or things of similar value are not considered Gifts and are excluded from these restrictions

•	Modest value is not subject to precise definition for all circumstances. In general, if it would appear questionable if printed in a newspaper article, it should not be provided or accepted

•	Business entertaining is permitted as described under the heading “Business Entertainment”

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If you receive a memento, souvenir or other thing of more than modest value from a customer, supplier or other entity with which the Company does business, or is likely to do business, you should return it with an explanation regarding Exelon’s policy and notify your manager or the Ethics and Compliance Office

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Where it is customary and lawful in some foreign countries for business executives doing business with each other to give or exchange mementos, respect these customs when appropriate, but only in accordance with U.S. and local laws

If you are unsure whether you may give or accept a gift, speak to your first line supervisor, your manager, Human Resources, the Legal department, or the Ethics Help Line at 1-800-23-ETHIC (1-800-233-8442).

Business Entertainment

Business entertainment (e.g., meals and attendance at sporting or theater events) or invitations to business events is a common practice meant to promote good will and establish trust in business relationships. Such exchanges are acceptable if they are infrequent and of modest value.

Main Obligations

•	Do not accept any business courtesy – such as attending an all-expense-paid event sponsored by a supplier – that might be perceived as an attempt to influence your business decisions

•	Decline any offers of lavish meals or entertainment

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Decline any business entertainment offers if your department is currently reviewing bids for the materials or services offered by the supplier; one may perceive the offer as an attempt to improperly influence the bidding process

Approved by Exelon Board of Directors: Effective March 12, 2012

•

As a measure of whether a particular meal, entertainment or business event is lavish, employees may only accept offers or invitations if the associated expenses would be reimbursed by Exelon as a reasonable or customary business expense, if not paid for by the third party

•	Avoid the offer or acceptance of frequent meals and entertainment from a continuing business supplier

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Employees may provide third parties with meals, entertainment, refreshments, transportation, lodging or incidental hospitality. Such expenditures, however, must have a valid business purpose, be modest, and be done within the framework of sound business judgment

•	Some areas of the Company, such as the Supply organization, may choose to implement stricter standards than the ones stated here

Corporate Opportunities

Employees owe a duty of loyalty to the Company and must act in the best interests of the Company’s legitimate interests.

Main Obligations

•	Do not deprive the Company of a business advantage or an opportunity

•	Do not take an opportunity discovered through the use of Confidential Information or your position for personal gain or advantage or for the gain or advantage of any third party

•	Do not use a Company Asset, Confidential Information or your position for personal gain or advantage or for the gain or advantage of any third party

•	Do not compete with the Company

Outside Activities

Exelon employees actively offer their time and talents to serve in public office and other positions in the community. Exelon supports the involvement of employees in the service to their communities since these activities are consistent with the Company’s strongly held core value of corporate citizenship. Likewise, employees may in some instances take on a second job with another business organization. Employees must ensure, however, that these outside activities do not exploit or conflict with their employment with Exelon, or create or result in any conflict or appearance of conflict with the Company’s interests.

Main Obligations

•

Employees contemplating running for elected office may not use Company resources during the campaign, solicit support or otherwise campaign during working hours, or allow the campaign to interfere with their Exelon job duties

Approved by Exelon Board of Directors: Effective March 12, 2012

•

Employees should report to their manager any public office or position they hold, disclose the public office or position to the Company in the certification, disclose the potential for any conflict or appearance of any conflict to interested parties, and disqualify themselves from Company decisions affecting their public or political constituency as well as any decisions in their public or political role that affect the Company

•

If an employee decides to accept work with another business organization, the employee must: ensure that the outside work is strictly separated from and does not interfere with the employee’s position at Exelon; ensure that no outside work is done on Company time or using Company Assets; and ensure that the outside employment does not interfere with the employee’s ability to dedicate the time and effort required to fulfill his or her responsibilities to Exelon

•

An employee may not accept outside work with a competitor, supplier or other entity likely to do business with the Company unless a waiver is requested and approved in accordance with Code requirements described under the heading “Waivers.”

If you have any questions about whether a public activity or outside work is appropriate, seek guidance from your supervisor, manager, Human Resources professional or contact the Ethics and Compliance Office or call the Help Line at 1-800-23-ETHIC (1-800-233-8442).

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PROTECTING COMPANY ASSETS

Company Assets Generally

We are entrusted with valuable Company assets. They consist of all property that the Company owns or uses to achieve business objectives (“Company Assets”). They include: physical assets like land, facilities, vehicles, buildings, equipment and inventory; financial assets like cash, receivables, and investments; intellectual property (i.e., patents, trademarks, copyrights, licenses, and trade secrets); contract rights; and computers and information resources. Due care and common sense should govern the use of Company Assets.

Main Obligations

•	Safeguard Company Assets and use them efficiently

•	Take reasonable care to prevent unauthorized acquisition, use, damage, destruction, waste, loss or theft of Company Assets

Approved by Exelon Board of Directors: Effective March 12, 2012

•	Use or authorize the use of any Company Asset only for Company business purposes, regardless of condition or value

•	Do not sell, lend, borrow, give away or dispose of Company Assets, except with proper authorization

Intellectual Property

Intellectual property includes trademarks, patents, copyrights, proprietary information or trade secrets, technological developments and designs, computer software, and customer or supplier lists. Exelon employees may not intercept, duplicate, or appropriate through electronic or other means, materials such as computer software, audio or video recordings, publications, or other protected intellectual property except by permission of the holder of the intellectual property right. Exelon actively monitors and aggressively protects its intellectual property against loss, theft, or other misuse. Exelon owns all intellectual property made, developed or conceived by an employee during the employee’s term of employment through the use of company resources, time or facilities, or which in any way relates to the employee’s employment or the energy field. No one working for Exelon may disclose to unauthorized individuals – whether inside or outside the company – any information that would tend to compromise proprietary technologies or trade secrets.

Copyrights and Licenses

Copyright laws protect newspapers, music, magazines, trade journals, books, videos, photographs, drawings, software and Web pages on the Internet. If a work is copyrighted, Exelon may be required to obtain permission from the owner of the work, usually the author or publisher, before the work or article can be copied. Impermissible use of copyrighted material can result in substantial legal liability for you and/or Exelon. Exelon has photocopy and electronic licensing agreements with the Copyright Clearance Center. The photocopy license allows employees of Exelon and its subsidiaries to copy articles from numerous publications. The electronic license gives employees the freedom to lawfully download, e-mail and scan excerpts from various copyrighted works for use within Exelon. Contact the Legal department if you have any questions about work-related use of copyrighted material.

Confidential Information

One of Exelon’s most valuable assets is information. Our confidential information assets consist of information or knowledge, regardless of form, that Exelon considers private, that is not common knowledge outside the business or required by law or contract to be maintained as confidential, which might be of use to competitors or harmful to Exelon, if disclosed (“Confidential Information”). It is information or knowledge that an Exelon business develops or pays to have developed and to which Exelon has an exclusive right. Confidential information also includes material information, including transactions, legal proceedings or other business information relating to Exelon (e.g. pending transactions, matters related to litigation or potential

Approved by Exelon Board of Directors: Effective March 12, 2012

litigation, personnel matters, etc.), that has not yet been made public. Confidential Information that has commercial value to competitors or other entities that want to do business with Exelon is sometimes referred to as “proprietary information” or a “trade secret.” Examples of Confidential Information include information about Exelon facilities, systems, operations, finances, customers, suppliers, employees, business concepts and strategies, investment plans, development or construction plans, and marketing plans.

Main Obligations

•	Be vigilant to protect our Confidential Information

•	Avoid intentionally or unintentionally posting Confidential Information on any social media sites

•

Be cautious in situations that might result in the inadvertent disclosure of Confidential Information, such as when discussing Confidential Information in public areas like elevators, restaurants, and airplanes or in public education forums like seminars or lectures

•	Protect Confidential Information by marking information accordingly, keeping it secure, and limiting access to those who have a legitimate business need to know it in order to do their job

•	Take steps to prevent unauthorized individuals from acquiring Confidential Information

•

Do not divulge Confidential Information to persons outside of the Exelon business, except where such disclosure is appropriately authorized by an officer or legally mandated or where such disclosure is done pursuant to a confidentiality agreement

•	Do not share Confidential Information gained as a result of employment with Exelon with any individual, firm, or other organization after your employment with Exelon has ended

•	Apply these same protections to similar information provided to us by suppliers and customers

Further information may be found in Corporate Procedures, Protecting Exelon Information and Information Asset Protection.

Records and Information Management

Exelon’s Records Management Corporate Policy and Procedure (“Records Management Policy”) provides the guidance required for the identification, management and maintenance of records required to conduct the Company’s business, as well as the guidance required to ensure the consistent and documented destruction of such records. Records for purposes of this provision include any documentary material or information created or received in the ordinary course of business, regardless of the specific nature, medium or form, including paper, photograph, microfilm, electronic, digital, audio or other media.

Approved by Exelon Board of Directors: Effective March 12, 2012

Main Obligations

•	Maintain, retain and destroy business records in accordance with the Company’s Records Management Policy and do not retain applicable records longer than necessary

•	Act with an understanding that almost all business records may become subject to public disclosure in the course of litigation or governmental investigations

•	Adhere to any disposition hold notices issued to you by the Legal Department

•

Do not discard or destroy business records that might normally be destroyed under the Company’s Records Management Policy if those records are relevant to (1) a pending, threatened or reasonably anticipated legal or administrative action against the Company or (2) a regulatory or governmental investigation involving the Company or (3) a Company internal investigation

If there is any question as to whether a particular record should be maintained, seek guidance from the Ethics Office or the Legal Department as to its retention.

Computer and Electronic Information Security

Exelon’s computer, telecommunications and other electronic information resources are Company Assets. They consist of all of the Company’s information technology infrastructure and applications such as computer hardware, software applications, networks, e-mail and voice mail systems. If employees remotely access Exelon systems or access third party systems through Exelon systems, the access also belongs to Exelon (collectively “Computer and Information Resources”).

Main Obligations

•	Use Computer and Information Resources only for Company business purposes and for the exclusive use of employees and authorized suppliers and their employees

•	Incidental personal use of these resources may be permitted so long as the use is reasonable and does not interfere with work responsibilities or expose Exelon to potential liability

•	Safeguard the integrity and confidentiality of Computer and Information Resources by protecting passwords and IDs and permitting access only by authorized persons

•	Take precautions against intrusion by “viruses” from the Internet or unauthorized software. For more information, refer to the Information Asset Protection Corporate Procedure

•	Use Computer and Information Resources responsibly and in accordance with law and the Acceptable Use Corporate Procedure

Approved by Exelon Board of Directors: Effective March 12, 2012

•

Do not access, solicit, or transmit inappropriate messages or materials (e.g., sexually oriented, pornographic, violence or hate related, discriminatory, etc.) utilizing Computer and Information Resources as proscribed in the Acceptable Use Corporate Procedure. Such activity may, in certain situations, be illegal and may subject Exelon and the employee involved to civil and criminal sanctions

•

Employees should have no expectation of privacy while using Computer and Information Resources. Exelon reserves the right to monitor and restrict access to non-business related Internet sites and to refuse delivery of prohibited electronic messages or materials, as described above

Internal Controls

Management is accountable for establishing and maintaining a system of internal controls within an organization. Internal controls are those structures, activities, processes, and systems that help management effectively mitigate risks to the organization. Management is also accountable for the effectiveness of the Company’s internal control over financial reporting. Under Section 404 of the Sarbanes Oxley Act, this accountability requires management to ensure that there is clear, complete, fair and accurate reporting of financial and non-financial information pertaining to business transactions.

Management is charged with this accountability on behalf of the organization’s stakeholders and is held responsible for this accountability by the Exelon Board of Directors.

Main Obligations

•	Prepare financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”) and Exelon accounting procedures

•	Maintain a sound system of internal controls that provides reasonable assurance that:

•	Operations and activities are effective and efficient

•	Financial and operational accounting and reporting are full, fair, accurate, timely and reliable, and reflect the underlying performance

•	Authority and accountability to conduct business is delegated in a manner that balances efficient decision-making with protection of Exelon’s assets and interests

•	Adequate segregation of duties exists between authorization, creation, approval, custody, record keeping and reconciliation and

•	Compliance with Exelon’s policies and practices and applicable laws and regulations is promoted, communicated and maintained

Employees are accountable for:

Approved by Exelon Board of Directors: Effective March 12, 2012

•

Understanding and complying with the system of controls established and maintained by management in their respective organizations to achieve the expectations contained in the Company’s policy on internal controls

•	Recording all business transactions, events and conditions accurately and completely

•	Ensuring that all transactions are properly authorized and approved, recorded and reported in a timely manner and are adequately supported and

•	Reporting accounting or internal control deficiencies that have the potential to adversely affect the ability of the Company to record, process, or report financial or operations data

Employees are prohibited from:

•

Falsifying data, information or records with respect to the Company’s finances or operations, including those related to, among other things: assets, liabilities, revenues, expenses and earnings; quality, safety and security; environmental performance; plant and equipment; claims; and timekeeping

•	Accelerating, postponing or otherwise manipulating the accurate and timely recording of assets, liabilities, revenues, expenses or earnings

•	Creating off-book accounts or funds or making any other entry in any other record that intentionally misrepresents, conceals or disguises the true nature of any transaction, event or condition and

•

Taking any action, either alone or with another employee or a supplier, to improperly influence, coerce, manipulate or mislead any auditor or investigator engaged in the performance of an audit or other review of the Company’s transactions, activities or operations, including its financial statements, financial transactions, or accounting or other internal controls

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GOVERNMENT RELATIONS

Government Business

Exelon is committed to conducting its business with government agencies and officials consistent with the highest ethical standards and in compliance with applicable laws, regulations and rules. Exelon is also committed to cooperating with government enforcement investigators and law enforcement officials. Employees are free to speak to law enforcement officials in any matter, but are urged to contact the Legal Department promptly whenever they are contacted by such officials regarding matters pertaining to Exelon business.

Approved by Exelon Board of Directors: Effective March 12, 2012

Main Obligations

•	Cooperate with government agencies and officials in a straightforward manner and exercise the utmost integrity at all times in conducting business with such agencies and officials

•	Provide forthright, responsive and timely disclosure of information in connection with the conduct of regulatory proceedings or in connection with responding to regulatory reporting requirements

•	Ensure that all responses to reasonable requests or inquiries from government agencies are accurate, complete and timely

•	Act professionally and with honesty and integrity when appearing before or interacting with government agencies

•	Do not interfere with or prevent any other employee or person from providing accurate information to any government official or agency

•

Understand and comply with the ethics codes applicable to the passing of benefits to local, state and federal legislators, their staff and officers or the staff of the executive branch and do not place such representatives in any conflict of interest, either actual or perceived

•	Report, in accordance with law, any benefits passed to federal, state and local officials

Things to Watch Out For

•	Giving anything of value to any government official

•

Passing, on behalf of the Company, any benefit, including entertainment, food and beverage, travel and lodging, honoraria, loans, gifts or other things of value, to a local, state or federal legislator or executive branch official without obtaining the prior approval of Government and Regulatory Affairs, or the Legal Department

•	Incorrect or unauthorized cost-charging on government contracts

•	Failing to respond in a timely manner to information requests from government officials

Personal Political Contributions

Employees have the right to participate in the political process and to engage in political activities of their own choosing. While involved in personal civic and political affairs, employees must make clear that their views and actions are their own, and not those of Exelon. If you have questions regarding personal political contributions or other personal political activity, seek guidance from the Legal Department, Government and Regulatory Affairs, or the Ethics and Compliance Office.

Main Obligations

Approved by Exelon Board of Directors: Effective March 12, 2012

•	Employees may not require other employees, including secretarial or other support staff, to perform tasks in support of an employee’s personal political activities

•	Employees may use an insignificant amount of Company resources, such as phones, fax machines or office supplies for their personal political purposes, where state law permits

•	Employees may make personal political contributions, but will not be reimbursed for such contributions by the Company

Lobbying

Exelon is subject to regulation at various levels of government, and is profoundly affected by decisions of elected and appointed government officials. Exelon is therefore engaged with and actively lobbies such government officials in the policymaking process in support of Exelon’s business interests on various issues. It is important to our success that advocacy on behalf of Exelon be consistent, coordinated and focused on both our short-term and long-term interests. No Exelon personnel may engage in lobbying activities on behalf of the Company, testify or provide comments before any legislative committees for Exelon, or accept an appointment to an advisory or study group established by a legislative body or administrative agency on behalf of Exelon without first obtaining the approval of Government and Regulatory Affairs or the Legal Department. Government and Regulatory Affairs will also help ensure compliance with all lobbying registration, reporting, and disclosure requirements. All Exelon lobbyists are expected to follow both the letter and spirit of the lobbying laws and to maintain the highest standards of professional integrity. If you have questions regarding lobbying, seek guidance from the Legal Department, Government and Regulatory Affairs, or the Ethics and Compliance Office.

Corporate Contributions and Other Political Activity

Federal law places limits on a corporation’s ability to participate fully in the political process, especially by imposing prohibitions on corporations from making contributions of any kind to a candidate, political party, or political committee in connection with a federal election. Some states impose similar restrictions on making corporate contributions and conducting activities to support state or local candidates. Certain limited activities, including issue advocacy and voter education efforts and contributions to some political organizations, are allowed and should be coordinated by Government and Regulatory Affairs. If you have questions regarding corporate contributions or political activity, seek guidance from the Legal Department, Government and Regulatory Affairs, or the Ethics and Compliance Office.

Main Obligations

Approved by Exelon Board of Directors: Effective March 12, 2012

•	Employees who do not have policymaking, managerial, professional or supervisory responsibilities may not ever be solicited for contributions to support candidates for federal political office

•

Since some states where we operate allow corporations to participate more broadly in the political process than others, decisions with respect to making corporate contributions and conducting activities to support state or local candidates or campaigns should be reviewed in advance with Government and Regulatory Affairs, the Legal Department or the Ethics and Compliance Office

•

Certain management level employees at Exelon and its subsidiaries can make voluntary contributions to Company-connected Political Action Committees (“PACs”), and can be approached at work to contribute to PACs; employee contributions to any Company-connected PAC are strictly voluntary

•

Employees should not provide any gift to government officials, or contact a government official on behalf of the Company unless they are specifically authorized to do so by Government and Regulatory Affairs and have met any governmental registration or reporting requirements

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LEGAL AND REGULATORY COMPLIANCE

Senior Officers

In addition to all other provisions of the Code, Exelon’s Chief Executive Officer, Chief Financial Officer and other senior officers must adhere to and advocate certain principles in connection with discharging their responsibilities.

Main Obligations

•	Act honestly and ethically, including the ethical handling of actual or apparent conflicts of interest between their personal (including those of family members) and professional relationships

•	Establish an environment in the workplace that promotes honest and ethical behavior

•

Make full, fair, accurate, timely and understandable disclosure in reports and documents that the Company or any subsidiary files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company

•	Ensure that the internal controls around financial reporting are properly designed and effective in compliance with the Sarbanes-Oxley Act of 2002 and other applicable laws and regulations

Approved by Exelon Board of Directors: Effective March 12, 2012

•	Comply with applicable laws, rules and regulations

•	Promote accountability for adherence to the Code, including these provisions, and uniformly administer the Code so as to deter wrongdoing

•	Make prompt internal reporting of violations of these requirements to Exelon’s Ethics and Compliance Counsel or other legal counsel

In order for these executives to be effective in meeting these principles, all employees must act with the same high regard for integrity, fairness, honesty, accuracy and good faith.

Insider Trading or Dealing and Stock Tipping

Exelon is committed to fair and open markets for buying and selling its public securities. Federal law prohibits employees from buying or selling any equity or debt security (whether Exelon’s or any other company’s) based on material information obtained in the course of employment if the information is not available to the general public (“Inside Information”). Material information is information (whether favorable or unfavorable) that a reasonable investor would consider important in deciding whether to buy, sell or hold a security of the Company. Examples of information likely to be material include: earnings; financial results or forecasts; unannounced dividends; business plans; possible mergers, acquisitions, divestitures, or joint ventures; and key personnel changes.

Exelon’s policy requires full compliance with applicable laws and avoiding even the appearance of insider trading, insider dealing or tipping. Insider trading or dealing means buying or selling stock or any securities while in possession of Inside Information about the Company. Stock tipping means disclosing Inside Information about Exelon or any other company to another person to enable that person to buy or sell stock or other securities on the basis of such information.

Employees with questions should consult with the Corporate Secretary or the Ethics and Compliance Office.

Main Obligations

•	Never buy, sell or trade the stock or securities of the Company while you have Inside Information about the Company

•	Do not use or pass trading tips if there is any reason to believe that the information may have originated from someone with Inside Information

•	Abstain from buying, selling or trading securities of all companies until the Inside Information has been publicly available for at least two full NYSE trading days

•	Also abstain from making buy or sell recommendations to anyone else while in possession of Inside Information

Approved by Exelon Board of Directors: Effective March 12, 2012

•	Only disclose Inside Information within the ordinary course of Exelon business and only to those who have a clear need to know

•	Members of the Board of Directors, officers and certain designated employees are required to obtain approval from the Office of the Corporate Secretary prior to any purchase or sale of Exelon stock

•	Do not engage in “short sales” or trade in market options such as puts or calls on Exelon securities

Refer to the Buying and Selling Exelon Securities Corporate Procedure for additional guidance.

SEC Code of Professional Conduct

The SEC has established a code of professional conduct applicable to attorneys who advise the Company on matters that may relate to the Company’s SEC filings. The rules require the Company’s attorneys to report up-the-ladder within the Company evidence of wrongdoing by the Company or its Directors, employees or agents. Exelon has adopted a policy to assist its attorneys to understand and comply with the SEC’s rules. Refer to the Attorney Conduct Rules Corporate Procedure for additional guidance.

Affiliate Non-Discrimination

The FERC and the state utility commissions in Illinois, Maryland, and Pennsylvania have adopted regulations governing the business dealings between utility subsidiaries of Exelon (collectively referred to as “Utilities”) and non-Utility affiliates. These standards and cost-allocation requirements are sometimes referred to as the “Affiliate Rules.” Generally speaking, they were issued to ensure that interactions between a Utility and its affiliates are appropriate. They guard against a Utility acting in the interest of its affiliates to its detriment, inappropriately sharing certain information with other affiliates, or inappropriately allocating costs incurred by those affiliates to the Utility. Employees must comply with all of these regulations and similar Tariff provisions applicable to business conducted by the Utilities. Some examples of these include: the FERC Standards of Conduct, the Pennsylvania Code of Conduct, the Illinois Affiliate Non-Discrimination Rules, the New Jersey Affiliate Standards Rules, and the Maryland Electric and Gas Companies – Affiliate Regulations.

Main Obligations

•	Utility transmission operations must function independently from the operations of any of its affiliates that are not Utilities

•

Employees may not give non-public information regarding a Utility’s market or its transmission and distribution systems to any third parties, including affiliates that are not Utilities, on a preferential basis

Approved by Exelon Board of Directors: Effective March 12, 2012

•

Employees may not give preferential treatment regarding Utility customer leads or transmission and distribution systems to any seller of electric energy natural gas or energy services, whether an affiliate or a competitor

•	Utility customer information may be provided to third parties, including affiliates, only with the written consent of the customer

•	Utility employees may not provide leads, preferences or similar benefits designed to provide a competitive advantage for any competitive business segment of the Utility or any affiliate

•	Costs must be appropriately charged or allocated between the regulated and other business functions of Utilities and between Utilities and their non-Utility affiliates

If you are uncertain about these regulations or have questions regarding their implementation or interpretation, contact the Legal Department for guidance.

Energy Trading Rules

Exelon is committed to lawful and ethical practices in connection with conducting all of the Company’s businesses. The Company’s electric power and gas supply and trading operations have a special set of rules that must be followed.

Main Obligations

•

Engage only in transactions with a legitimate business purpose and economic substance and not in transactions intended to artificially boost revenues or volumes or manipulate market prices, market rules or market conditions

•	Operate and schedule generating facilities, undertake maintenance, declare outages and commit or otherwise bid supply in a manner that complies with applicable power market rules

•	Comply with the rules and reliability requirements of transmission system operators in the dispatch of generation units and scheduling of power transactions

•

Disclose accurate and consistent information, in compliance with all applicable rules and requirements, to regulators and market monitors and to the media, including market publications and publishers of surveys and prices

•	Prepare and maintain adequate and accurate documentation of all trading transactions

Things to watch out for

•	Discussing with other market participants the price or supply of any commodity or other factors that may bear on competition

•	Engaging in simultaneous offsetting buy and sell trades or other activities that may artificially affect reported revenues, trading volumes and prices

Approved by Exelon Board of Directors: Effective March 12, 2012

•	Engaging in transactions or scheduling resources that have the appearance of creating market congestion

•	Making trades that are not properly and promptly recorded, or are executed in a non-conventional manner (i.e., cell phone versus recorded line)

Antitrust and Unfair Competition

Antitrust laws promote, preserve and protect competition and are a critical part of the environment in which Exelon operates. Violations of competition laws may expose Exelon and individual employees to criminal and or civil liability and associated penalties, including monetary damages, fines and even imprisonment.

Certain types of anticompetitive conduct are always prohibited, such as bid-rigging and agreements among competitors to allocate customers, otherwise divide markets, or to fix prices or terms of sale. Other types of conduct may violate the antitrust laws if the conduct harms competition more than it enhances competition. Even unilateral action by the Company can raise antitrust issues. The antitrust laws prohibit monopolization, which is the misuse of a high market share through exclusionary or predatory conduct.

While Exelon does compete vigorously for business opportunities, we must all do so in a legitimate and lawful manner. Exelon expects all employees to refrain from conduct that may run afoul of antitrust laws.

Main Obligations

•	Do not discuss confidential information with competitors

•	Do not discuss or agree on prices or bids with competitors

•	Do not discuss or agree on how territories or customers should be allocated with competitors

•	Do not enter into an agreement for the sole purpose of harming a competitor or denying a competitor access to a market

Antitrust laws are complex. Because the consequences of violating the antitrust laws can be very serious for the persons involved as well as for the Company, the Legal Department should always be consulted prior to committing the Company to any activity about which there may be a question as to the competitive impact.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”) has two main provisions. The anti-bribery provision makes it a crime to promise or give anything of value to foreign government or political officials or their agents to obtain or retain business, obtain any improper advantage or otherwise influence their judgment in the performance of official duties. Promising, offering or authorizing a bribe violates the FCPA.

Approved by Exelon Board of Directors: Effective March 12, 2012

The FCPA also requires that publicly held companies, like Exelon, maintain accurate books, records and accounts and devise a system of internal accounting controls sufficient to provide reasonable assurance that, among other things, the Company’s books and records fairly and accurately reflect business activities and transactions.

Main Obligations

•	Never authorize or offer a bribe or similar inducement to obtain or retain business

•	Maintain the integrity of the Company’s books and records

•	Comply with the FCPA and any other anti-bribery or anti-corruption laws that apply to Exelon’s business activities

Sales and Marketing Competitive Practices

While information about our competitors is a valuable asset, federal law and our Code require that we obtain this information legally. Exelon seeks to outperform our competitors in a fair and honest manner. We seek competitive advantages through superior performance, not through unethical or illegal business practices. New personnel of the Company are expected to honor any continuing confidentiality obligations that they have with previous employers or other entities.

Main Obligations

•	Do not solicit or accept trade secrets or other competitive information about a competitor that you know to be confidential or proprietary or know to have been obtained through unlawful means

•	Do not make misrepresentations in connection with collecting competitive intelligence

•	Do not solicit a competitor’s or supplier’s past or present employees to induce disclosures of proprietary information from them

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CONCLUSION

At Exelon Corporation, ethics means more than just obeying laws and regulations, and following policies. Ethics includes acting with honesty and integrity, respecting our diverse and inclusive stakeholders, promoting a culture of safety, respecting the environment, and avoiding any business activity that could tarnish the Company’s reputation. It also includes promoting a culture where employees are both empowered and expected to speak up, seek guidance, and raise compliance and ethics concerns. We should commit ourselves to modeling the behaviors set forth in the Code.

Approved by Exelon Board of Directors: Effective March 12, 2012

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The Code is not a contract of employment and is not intended to create any contractual obligations on the part of Exelon. It does not alter the existing at-will employment relationship between Exelon and its employees. Labor organizations that represent employees have been placed on notice that the Code is included in the work rules applicable to their members.